EMPLOYMENT AGREEMENT

         This Agreement is made and entered into as of March 1, 2004, by and between North Valley Bank, a California Banking corporation ("Employer") and H. Russell Harris ("Employee").

         WHEREAS, North Valley Bancorp, a California Corporation, ("NVBancorp") is the sole shareholder and holding company of North Valley Bank ("NVB"), which has as a division Six Rivers Bank, ("SRB"); and

         WHEREAS, Employee has served as President and Chief Executive Officer of Six Rivers Bank; and currently and pursuant to this Agreement will hold the title of President of Six Rivers Bank, a division of North Valley Bank; and

         WHEREAS, Employer recognizes that the contributions of Employee to the growth and success of Employer will be substantial and desires to assure Employer of the continued service of Employee, and Employee desires to continue in the employment of Employer;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Employer and Employee agree as follows:

         1. Term of Employment. Employer employs Employee and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth, commencing on March 1, 2004, and ending on February 28, 2005, subject to the early termination provisions of Paragraph 12 hereof. The term of this agreement shall be automatically extended for additional one (1) year periods, unless Employee or Employer gives written notice of non-renewal, not less than sixty (60) days before the end of the term.

         2. Duties and Obligations of Employee. Employee shall serve as an officer of Employer with the title of President of Six Rivers Bank and Senior Vice President of North Valley Bank and shall perform the customary duties of such office and such other duties as may from time to time be reasonably requested of him by the Senior Management of Employer, including, without limitation, the following:

                  (a) Managing the day to day operations of SRB in accordance with policies, procedures and directions of the Senior Management of Employer and all applicable laws and regulations;

                  (b) Managing SRB to accomplish the annual operational budget and business plan as adopted by the Senior Management of Employer;

                  (c) Maintaining a professional relationship with regulatory agencies and governmental authorities having jurisdiction over Employer and its division Six Rivers Bank;

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                  (d)      Providing leadership in the supervision of officers
and employees of Employer who work within the Division of Employer known as Six Rivers Bank to accomplish the goals and objectives of Employer;

                  (e) Interacting with NVB Executive Management, Administration and Board of Directors.

         Employee shall be entitled to coverage under any director and officer liability insurance policy obtained by Employer for directors and officers of Employer. Employee shall also be entitled to indemnification for actions taken by Employee in good faith and in a manner Employee reasonably believes to be in the best interests of Employer in accordance with Employer's Articles of Incorporation and Bylaws, the Indemnification Agreement (incorporated herein by reference as Exhibit A to this Agreement) and applicable laws and regulations.

         3.       Devotion to Employer's Business.
                  -------------------------------

                  (a) Employee shall devote his full time, ability, and attention to the business of Employer during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior approval of Senior Management. However, the expenditure of reasonable amounts of time, for which Employee shall not be compensated by Employer, for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of Employee under this Agreement.

                  (b) Employee agrees to conduct himself at all times with due regard to public conventions and morals. Employee further agrees not to do or commit any act that will reasonably tend to shock or offend a reasonable person, or to prejudice Employer or the banking industry in general.

                  (c) Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

         4. Non-Competition by Employee. Subject to Paragraph 3 hereof, and absent the prior written consent of Employer, Employee shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business, provided, however, that a passive

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portfolio investment in shares of stock of a publicly traded company, in an amount not exceeding five percent (5%) of the outstanding shares of said company, would not be prevented by this Paragraph 4.

         5.       Indemnification.
                  ---------------

                  (a) To the extent required by law, Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the gross negligence or intentional misconduct of Employee.

                  (b) To the extent permitted by law, Employer shall indemnify Employee if he was or is a party or is threatened to be made a party in any action brought by a third party against Employee (whether or not Employer is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if Employee acted in good faith and in a manner Employee reasonably believed to be in the best interests of Employer (and with respect to a criminal proceeding if Employee had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of Employee arose out of and was within the course and scope of his employment. This indemnification provision is subject to the provisions of the Indemnification Agreement attached hereto as Exhibit A to this Agreement and to the extent this provision is inconsistent with Exhibit A, the provisions of the Indemnification Agreement marked as Exhibit A controls.

         6. Disclosure of Information. Employee shall not, either before or after termination of this Agreement, disclose to anyone any information relating to Employer or any financial information, trade or business secrets, customer lists, computer software or other information not otherwise publicly available concerning the business or operations of Employer. Employee recognizes and acknowledges that any financial information concerning any of Employer's customers, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Employer's business. Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever, except as required by way of legal process, notice of which will be provided to Employer prior to disclosure. This Paragraph 6 shall survive the expiration or termination of this Agreement.

         7. Proprietary Information of Employer. All proprietary information of Employer whether written, printed, or on electronic data medium, notebooks and records used by Employee in performing duties for Employer, other than Employee's personal notes, personal files and diaries, are and shall remain the sole property of Employer. Upon termination of employment, Employee shall promptly return all such material (including all copies) to Employer. This Paragraph 7 shall survive expiration or termination of this Agreement.

         8. Surety Bond. Employee agrees that he will furnish all information and take any other steps necessary from time to time to enable Employer and Bank to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all monies, goods, or other property

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which may come into the custody, charge, or possession of Employee during the term of his employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer. All premiums on the bond shall be paid by Employer. If Employee cannot qualify for a surety bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately without any further obligation to Employee other than to pay accrued salary, benefits or reimbursements.

         9. Base Salary. In consideration for the services to be performed hereunder, Employee shall receive an initial salary at the rate of Ninety-Four Thousand Five Hundred Dollars ($94,500.00) calculated on a yearly basis, payable in equal installments on the first and fifteenth days of each month through each pay period until June 30, 2004, subject to applicable adjustments for withholding taxes and prorations for any partial employment pay period. On or about June 30, 2004, Employer and Employee will enter into a commission based pay system that will pay Employee based on his and Six Rivers Bank's performance on terms and conditions as developed by Employer using as the base draw under said commission program for this Employee the amount of $94,500.00 per annum, as adjusted upward or downward under the commission program as presently contemplated. Until June 30, 2004, Employee shall receive his salary as set forth above and shall continue to receive the salary on a pay period to pay period basis until such time as the commission program for this Employee is put in place and said program shall supercede the provisions of this paragraph.

         10. Other Benefits. Employee shall be entitled to those employee benefits adopted by Employer or NVBancorp for all employees of Employer, subject to applicable qualification requirements and regulatory approval requirements, if any. This includes participation in the North Valley Bancorp Employee Stock Ownership Plan and the North Valley Bancorp 401(k) Profit Sharing Plan. Employee shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general employee benefits, the benefits otherwise provided to Employee:

                  (a) Vacation. Employee shall be entitled to four (4) weeks annual vacation leave at his then existing rate of full salary each year during the term of this Agreement consistent with the Company's policy now in effect, and as modified, updated or revised in the future. Employee may be absent from his employment for vacation as long as such leave is reasonable and does not jeopardize his responsibilities and duties specified in this Agreement. Employee shall take at least two (2) consecutive weeks of vacation annually.

                  (b) Group Insurance. Employer shall provide, during the term of this Agreement, group life, health (including medical, dental and hospitalization), accident and disability insurance coverage for Employee and his dependents through the insurer(s) selected by Employer and provided to all employees generally. The premium costs for such group insurance shall be shared and borne by Employer and Employee on the basis of the same percentages applicable to all other participating employees.

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                  (c)      Automobile Allowance. Employee shall receive an
automobile allowance of $500.00 per month. Employee agrees to procure and maintain liability, collision and comprehensive insurance coverage on any automobiles that Employee drives in connection with his employment.

         11. Business Expenses. Employee shall be reimbursed for ordinary and necessary expenses incurred by Employee in connection with his employment, subject to expense account guidelines established by the Board of Directors of Employer. Employee shall also be reimbursed for expenses incurred in activities associated with promoting the business of Employer that are specifically authorized from time to time by the Board of Directors of Employer, including expenses for entertainment, travel and similar items. Travel and other expenses for attendance at conventions and educational programs that are approved in advance by the Board of Directors of Employer shall also be reimbursed. Employer will pay for or will reimburse Employee for such expenses upon presentation by Employee from time to time of receipts or other appropriate evidence of such expenditures. The parties agree that any expense advanced by Employee that is not reimbursed by Employer for budget or other purposes pursuant to this Paragraph, but which constitutes an ordinary and necessary business expense, shall be subject to deduction on Employee's personal income tax return.

         12.      Termination of Agreement.
                  ------------------------

                  (a) Automatic Termination. This Agreement shall terminate automatically without further act of the parties and immediately upon the occurrence of any one of the following events, determined in good faith by the Board of Directors of Employer, subject to either party's right, without any obligation whatsoever, to waive an event reasonably susceptible of waiver, and the obligation of Employer to pay the amounts which would otherwise be payable to Employee under this Agreement through the date upon which the event occurs:

                           (1)      The occurrence of circumstances that make it
impossible or impractical for Employer to conduct or continue its business.

                           (2)      The death of Employee.

                           (3)      The loss by Employee of legal capacity.

                           (4)      The loss by Employer of legal capacity to
contract.

                           (5)      The willful, intentional and material breach
of duty by Employee in the course of his employment.

                           (6)      The habitual and continued neglect by
Employee of his employment duties and obligations under this Agreement.

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                           (7)      The continuous mental or physical incapacity
of Employee which precludes Employee from performing services under this Agreement.

                           (8)      Employee's willful and intentional violation
of any federal banking laws, or of the Bylaws, rules, policies or resolutions of Employer, or of the rules or regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Office of the Controller of the Currency or the Board of Governors of the Federal Reserve System, or other regulatory agency or governmental authority having jurisdiction over Employer.

                           (9)      The written determination by a state or
federal banking agency or governmental authority having jurisdiction over Employer that Employee is not suitable to act in the capacity for which he is employed by Employer.

                           (10)     Employee is convicted of any felony or a
crime involving moral turpitude or willfully and intentionally commits a fraudulent or dishonest act.

                           (11)     Employee's willful and intentional
disclosure, without authority, of any secret or confidential information concerning Employer or Employee takes any action which the Board of Directors of Employer determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with Employer contrary to the best interests of Employer.

                           (12)     Either party breaches a material term or
provision of this Agreement.

                  (b) Termination by Employer. Employer, acting through its Board of Directors, may, at its election and in its sole discretion, terminate this Agreement for any reason, or for no reason, by giving not less than thirty
(30) days' prior written notice of termination to Employee, without prejudice to any other remedy to which Employer may be entitled either at law, in equity or under this Agreement. Upon such termination, Employee shall be entitled to receive any employment benefits which shall have accrued prior to such termination and the severance pay specified in sub-paragraph 12(d) below.

                  (c) Termination by Employee. This Agreement may be terminated by Employee for any reason, or no reason, by giving not less than thirty (30) days' prior written notice of termination to Employer. Upon such termination, all rights and obligations accruing to Employee under this Agreement shall cease, except that such termination shall not prejudice Employee's rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which Employee may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

                  (d) Severance Pay - Termination by Employer. In the event of termination by Employer pursuant to Paragraph 12(b) or automatic termination based upon Paragraphs 12(a)(1), 12(a)(4) or 12(a)(12) (to the extent of Employer's breach), of this Agreement, Employee shall be entitled to receive

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severance pay at Employee's rate of salary immediately preceding such termination equal to six (6) months' salary, payable in installments bi-monthly on the first and fifteenth days of each month. In addition, Employee shall receive as Annual Incentive compensation the amount paid under the Annual Incentive Plan for the most recently completed calendar year prorated for the number of months during the current calendar year, which Employee worked prior to termination, payable in a lump sum. During such six (6) month period, Employee shall be entitled to continuation of the group insurance benefits described in Paragraph 10(b) hereof, with the premium costs shared and borne by Employer and Employee on the basis of the same percentages applicable to all other participating employees. Notwithstanding the foregoing, in the event of a "change in control" as defined in subparagraph (e) below, Employee shall not be entitled to severance pay pursuant to this sub-paragraph (d) and any rights of Employee to severance pay shall be limited to such rights as are specified in sub-paragraph (e) below. Employee acknowledges and agrees that severance pay pursuant to this sub-paragraph (d) is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and the sole and exclusive remedy for Employee terminated at the will of Employer pursuant to Paragraph 12(b) or pursuant to certain provisions of Paragraph 12(a) as described herein.

                  (e) Severance Pay - Change in Control. Upon a "change in control" as defined herein, and within a period of one (1) year following consummation of such a change in control, if (i) Employee's employment is terminated; or (ii) without Employee's prior written consent there occurs (A) any adverse change in the nature and scope of Employee's position, responsibilities, duties, salary, benefits or location of employment, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of Employee's employment, then, in such event, Employee shall be entitled to receive severance pay in addition to any bonus or incentive compensation payments otherwise due Employee. Employee shall receive as, and in lieu of any other severance pay, two years salary, subject to the other provisions of this sub-paragraph (e).

         Such severance payment, if any, shall be in lieu of all damages, payments and liabilities on account of the events described above for which such severance payment, if any, may be due Employee and any severance payment rights of Employee under Paragraph 12(d) of this Agreement. This sub-paragraph (e) shall be binding upon and inure to the benefit of the parties hereto and any successors or assigns or employer or any "person" as defined herein.

         Notwithstanding the foregoing, Employee shall not be entitled to receive nor shall Employer, its successors, assigns or any "person" as defined herein, be obligated to pay severance payments pursuant to this sub-paragraph
(e) in the event of an occurrence described in Paragraph 12, sub-paragraphs (5),
(6), (8), (10), (11) or (12, to the extent of an Employee breach), or in the event of a determination pursuant to sub-paragraph (9) thereof, or in the event Employee terminates employment in accordance with Paragraph 12(c) and the termination is not a result of or based upon the occurrence of any event described in Paragraph 15(e)(ii) above.

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         If all or any portion of the amounts payable to Employee pursuant to this Paragraph 12(e) alone, or together with other payments which Employee has the right to receive from Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), such amounts payable hereunder shall be reduced to the extent necessary, after first applying any similar reduction in payments to be received from any other plan or program sponsored by Employer from which Employee has a right to receive payments subject to Sections 280G and 4999 of the Code, so as to cause a reduction of any excise tax pursuant to Section 4999 of the Code to equal "zero".

         A "change in control" of Employer for purposes of this Agreement and sub-paragraph (e) shall mean the occurrence of any of the following events with respect to Employer (with the term "Employer" being defined for such a change in control to be North Valley Bancorp): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over Employer or any stock exchange on which Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of Employer in which Employer does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of Employer, reflected in the most recent balance sheet of Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act or any individual, corporation, partnership, trust or any other entity) is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities; (v) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer's shareholders, of each new director is approved by a vote of a least three-quarters of the directors then still in office who were directors at the beginning of the period; (iv) a majority of the members of the Board of Directors of Employer in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a "change of control" for purposes of this Agreement if the event which would otherwise come within the meaning of the term "change of control" involves an Employee Stock Ownership Plan or similar plan sponsored by Employer which is the party that acquires "control" or is the principal participant in the transaction constituting a "change in control," as described above.

         13. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

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                  Employer:         North Valley Bank
                                    300 Park Marina Circle
                                    Redding, California 96001
                                    Attn:  Jack Richter

                  Employee:         H. Russell Harris
                                    2910 Springer Drive
                                    McKinleyville, CA 95519

            with a copy to:         Mike Cushman, President
                                    North Valley Bancorp
                                    300 Park Marina Circle
                                    Redding, California 96001

         Each party may change the address for receipt of notices by written notice in accordance with this Paragraph 13. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

         14. Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc., San Francisco, California ("JAMS"), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association, San Francisco, California ("AAA"), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Redding, California, unless otherwise agreed to by the parties. Employer shall bear the cost of said arbitration.

         15. Attorneys' Fees and Costs. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his or its costs related to any such action or proceeding and his or its

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reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.

         16. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Employer contains all of the covenants and agreements between the parties with respect to the employment of Employee by Employer. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

         17. Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by the parties or their authorized representatives.

         18. Waiver. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

         19. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

         20. Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

         21. Governing Law and Venue. The laws of the United States of America and the State of California, and the rules and regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Office of the Controller of the Currency and the Board of Governors of the Federal Reserve System shall govern the validity, construction and effect of this Agreement.

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         22.      Payments Due Deceased Employee. If Employee dies prior to the expiration of the term of his employment, any payments that may be due Employee from Employer under this Agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors or assigns.

         23. Opportunity to Consult with Independent Advisors. Employee acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Employee's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances, Employee acknowledges and agrees shall be the sole responsibility of Employee notwithstanding any other term or provision of this Agreement. Employee further acknowledges and agrees that Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Employee and further specifically waives any right for Employee, his heirs, beneficiaries, legal representatives, agents successors and assigns to claim or assert liability on the part of Employer related to the matters described in this Paragraph 23. Employee further acknowledges and agrees that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above, and, as to Employer, by an officer of Employer duly authorized by appropriate resolution of its Board of Directors.


EMPLOYER:                                 EMPLOYEE:

NORTH VALLEY BANK

By:  _______________________________      ___________________________
                                          H. RUSSELL HARRIS

Title: _____________________________




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